Exhibit 99.1

Americold Realty Trust Completes $600 Million Private Placement of

Senior Unsecured Notes and Upsizes Credit Facility to $1.275 Billion

ATLANTA, December 4, 2018 — Americold Realty Trust (NYSE: COLD) (the “Company” or “Americold”), the world’s largest owner and operator of temperature-controlled warehouses, announced today that the Company has closed an aggregate principal amount of $600 million of senior unsecured notes (the “Notes”) in an institutional private placement. The Notes, which carry a weighted average interest rate of 4.80% and a weighted average duration of nine years, consist of $400 million of 4.86% Senior Notes due January 8, 2029 and $200 million of 4.68% Senior Notes due January 8, 2026. The Company intends to use the net proceeds from the issuance of the Notes and cash on the balance sheet to retire $444.9 million of CMBS debt due 2021, AUD $203.0 million of Australian secured term loan debt due 2020, and NZD $44.0 million of New Zealand secured term loan debt due 2020 and to fund transaction-related costs.

“With the successful completion of our inaugural issuance of senior unsecured notes and our recent credit facility upsizing, we have proactively reduced our cost of capital, addressed our upcoming debt maturities, and increased our financial flexibility. While our upsized revolver provides enhanced liquidity, we have successfully transitioned to an unsecured structure with improved pricing and terms,” stated Marc Smernoff, Executive Vice President and Chief Financial Officer of Americold Realty Trust. “With these financings, we have extended our weighted average term to maturity to 6.8 years from 3.9 years, and 70% of our debt is now unsecured. Having achieved key milestones in our ongoing effort to lower our cost of capital and position our balance sheet for long term growth, we continue to focus on creating long term shareholder value through the execution of our strategy within the temperature-controlled infrastructure and supply chain industry.”

In addition to this transaction, the Company closed on a recast of its credit facilities, increasing the size of the revolver from $450 million to $800 million. The credit facilities converted from a secured to an unsecured structure, now totaling $1.275 billion, consisting of an $800 million revolver and a $475 million term loan. In conjunction with the refinancing, pricing for the credit facilities was tightened by 90 basis points at the Company’s current leverage level, and the unused fee for the revolver was reduced by five basis points. The revolver also provides the Company with additional flexibility through the ability to draw proceeds in multiple currencies. The $800 million revolver matures in January 2022, inclusive of one twelve-month extension option, and the $475 million term loan matures in January 2023.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Americold Realty Trust

Americold is the world’s largest owner and operator of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 156 temperature-controlled warehouses, with approximately 928 million refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Contacts:

Americold Realty Trust

Investor Relations

Telephone: 678-459-1959

Email: investor.relations@americold.com